exhibit 10.13

The Hertz Corporation
999 Vanderbilt Beach Road
Naples, FL 34108
October 20, 2015
Barbara L. Brasier

Dear Barbara:
I am very pleased to confirm our offer of employment for the position of Chief Financial Officer of the Hertz Equipment Rental Company (“HERC”). This position will report directly to Larry Silber, Chief Executive Officer of HERC and will be based out of our Bonita Springs, FL location. Your start date is expected to be on or about November 9, 2015.
Your base salary, paid on a bi-weekly basis, will be $18,653.85, which equates to an annualized salary of $485,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement (the “NonCompetition Agreement”).
You are eligible to participate in the Hertz Incentive Plan for 2015, which provides for a target payment of 70% of your eligible earnings. Your participation for 2015 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.
In addition you will receive a one-time sign on bonus of $400,000.00, less applicable taxes, payable on the first payroll date after 30 days of employment. Should you voluntarily resign from your employment or are terminated for Cause (as defined below): (i) within 12 months of your employment start date, you agree to repay the net after-tax amount of the sign on bonus of $400,000.00 to HERC, within 30 days of your last day of employment, and (ii) after 12 months of your employment start date but prior to 24 months of your employment start date, you agree to repay 50% of the net after-tax amount of the sign-on bonus of $400,000.00 to HERC within 30 days of your last day of employment.
In consideration of amounts that you will forfeit with your current employer, you will be awarded a time-vesting restricted stock unit grant in the face amount of $500,000. Upon spin, this grant will be converted into equity awards of the Hertz Equipment Rental Company. These awards will be granted at the fair market value on the grant date and will vest ratably over a three year period assuming continued employment. Following your commencement of employment, the grant date will be established during the next open window. You will be eligible for an annual equity grant in 2016 and beyond. Your target annual equity grant will be $700,000.
Generally, equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options and are subject to the Committee’s sole and exclusive discretion. Grants are made in accordance with the Company’s Equity Grant Policy.
You will be eligible for service vehicle privileges in this role. This privilege provides for the use of a Hertz service vehicle for personal and professional use. The service vehicle use policy will be reviewed with you upon commencement of your employment. You will be eligible for 20 days of vacation per the terms and conditions of The Hertz Corporation vacation policy.
You are eligible for relocation assistance according to the terms and conditions of Hertz’s Employee Relocation Policy. The Company will provide reimbursement for expenses related to the sale and purchase of your primary home, temporary housing for eight (8) weeks in addition to movement of your household goods through a vendor selected by the Company. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve (12) months following the initiation of your relocation; the initiation of your relocation shall be as enacted by you sometime within the 24 months following your start date. Please note that if you voluntarily leave the employment of Hertz during the 12 months immediately following your start date or within 12 months of initiating your relocation (whichever is later), you will be required to reimburse the Company for the entire amount of the expenditures regarding your relocation. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.
Hertz provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Hertz Custom Benefit Program.
This benefits program offers you numerous coverage options for:

• Medical	• Accidental Death and Dismemberment
• Dental	• Long Term Disability
• Vision	• Dependent Care Flexible Spending Account
• Life Insurance	• Health Care Flexible Spending Account
• Dependent Life Insurance

Until you become eligible to participate in the medical, dental and vision program, the Company will pay your COBRA premiums incurred to continue such benefits through your current employer.
Additionally, you will be eligible for the Hertz Income Savings Plan (401k) after you complete oneyear of employment. Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. You are always 100% vested in the Company matching contributions and your contributions you make to the Plan and any related investment earnings.
It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the Non-Competition Agreement. It is also a fundamental term and condition of your employment that:

(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)During your employment with the Company you may only serve on one outside Board without the written consent of the Company.

(vi)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vii)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(viii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(ix)You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the forgoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.

At times during your employment and thereafter during which you may be subject to liability for your acts and omissions occurring during your employment, you will be indemnified and held harmless (including advances of attorney’s fees and expenses), in a manner consistent with other similarly situated executives. Upon or just prior to spin, the Company will enter into an indemnification agreement with you that protects and indemnifies you, provides D & O coverage, and advances attorney’s fees and expenses on the same basis as the Company provides such protections to its senior officers.
In the event your position with HERC is eliminated or your employment is terminated for any reason other than for Cause (as defined below) or your employment is terminated by you for Good Reason (as defined below), then you will receive a severance payment equal to one times your annual base salary and target bonus. Payment of any such severance shall be contingent upon the execution of a General Release including non-competition and non-disclosure provisions, which shall be consistent with the Non-Competition Agreement. For purposes of this letter, “Cause” means your (i) willful and continued failure to perform substantially your material duties with HERC (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered by the Chief Executive Officer of HERC to you, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of HERC or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of HERC, impairs your job performance, (v) material violation of any material HERC policy that results in material harm to HERC or any of its subsidiaries or (vi) conviction of a felony or of any crime (whether or not a felony) involving moral turpitude.
In addition, if your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, a portion of each outstanding equity grant will vest proportional to the number of completed months of service since each grant was made divided by the total number of months in the vesting period for each grant. If HERC is sold before being spun and your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, in each case within 24 months of the sale, each outstanding equity grant will vest fully.
“Good Reason” means, without your written consent:
(1)HERC’s material breach of this letter;
(2)You are no longer serving as a Chief Financial Officer;
(3)You are subjected to a material diminution in duties, reporting requirements or responsibilities, or you are required to perform duties inconsistent with your position;
(4)Your primary work location is moved more than 30 miles from its location as of your start date within 3 years of your start date;
provided that, you may only terminate your employment for Good Reason if (a) you provide written notice to the company of the existence of any condition included in the definition of Good Reason on or before the sixtieth (60th) day following the later of the initial existence of the condition or your first knowledge of such condition, (b) the company fails to remedy the condition on or before the thirtieth (30th) day after receiving such notice, and (c) your Separation from Service (as defined in Treas. Reg. § 1.409A-(h)(1)) due to your resignation occurs on or before the end of the thirty (30) day period following the period described in clause (b).
Internal Revenue Code Section 409A - It is intended that this letter will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this letter is subject thereto. This letter shall be interpreted on a basis consistent with such intent. If any payments or benefits provided to you by the company per this letter are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(A)For payments and benefits triggered by termination of employment, reference to your “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” from the company (with such phrase determined under Treas. Reg. Section 1.409A-1(h)).
(B)If you are deemed on the date of your “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) the (“Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)month period measured from the date of your “separation from service” and (ii) the date of your death. Any payments other than the Delayed Payments shall be paid in accordance with normal payment dates specified herein.
(C)If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any Subject Payments due you that are: (i) conditioned on your signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-day Period that falls within the second year.
(D)Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty (60) days following your “separation from service”.
(E)Notwithstanding any other provision of this letter to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.
Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause.
In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. The parties acknowledge that, to the extent more favorable than the terms of an equity award, the equity vesting provisions of this letter shall govern any equity award granted to you.
Barbara, we are very excited you are considering joining Hertz and look forward to the opportunity to work with you.

Very truly yours, /s/ Chris Cunningham
Christian Cunningham
Senior VP, Chief Human Resources Officer

ACCEPTANCE
I, Barbara Brasier, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ Barbara Brasier	10-23-2015
Barbara Brasier	Date:

cc:L Silber
C Cunningham
M. Harrison